Astoria Financial Corporation to Announce First Quarter Earnings & Host Conference Call

LAKE SUCCESS, N.Y., March 22, 2012 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF), announced that it expects to report first quarter 2012 earnings on Wednesday, April 18, 2012 at approximately 4:45 p.m. Eastern Time (ET). A copy of the news release will be immediately available on its web site, www.astoriafederal.com.

The Company also announced that Monte N. Redman, President & CEO of Astoria, will host an earnings conference call on Thursday, April 19, 2012 at 10:00 a.m. (ET).

Toll-free dial-in:	(877) 709-8150
International dial-in:	(201) 689-8354

A simultaneous webcast of the conference call will also be available on the Company's web site at www.astoriafederal.com and will be archived for one year.

A telephone replay will be available on Thursday, April 19, 2012 from 1:00 p.m. (ET) through midnight, Saturday, April 28, 2012.

Replay # (Domestic):	(877) 660-6853	Account # 399	Conference ID #: 390956
Replay # (International):	(201) 612-7415	Account # 399	Conference ID #: 390956

Astoria Financial Corporation, with assets of $17.0 billion, is the holding company for Astoria Federal Savings and Loan Association. Established in 1888, Astoria Federal, with deposits in New York totaling $11.2 billion, is the largest thrift depository in New York and embraces its philosophy of "Putting people first" by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates mortgage loans through its banking and loan production offices in New York, an extensive broker network covering fourteen states, primarily along the East Coast, and the District of Columbia, and through correspondent relationships covering fifteen states and the District of Columbia.

CONTACT: Peter J. Cunningham, First Vice President, Investor Relations, +1-516-327-7877, ir@astoriafederal.com